                                                                     Exhibit 5.1

                [LETTERHEAD OF COVINGTON & BURLING APPEARS HERE]


                                                               November 19, 1999



Mediconsult.com, Inc.
1330 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 20,000,000 shares of common stock, par value $.001 per share (the "Shares"), of Mediconsult.com, Inc., a Delaware corporation (the "Company"), issuable by the Company in the proposed merger of a wholly-owned subsidiary of the Company with and into Physicians' Online, Inc., pursuant to the Agreement and Plan of Merger by and among PMCI, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Physicians' Online, Inc., certain shareholders of Physicians' Online, Inc. and the Company, dated as of September 7, 1999 (the "Merger Agreement"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the registration statement on Form S-4 in respect of the Shares has become effective under the Act and the Shares have been issued in accordance with the Merger Agreement, and assuming compliance with the Act, the Shares will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours


                                                 /s/ Covington & Burling